EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED OCTOBER 4, 2003 AND SEPTEMBER 28, 2002

(Unaudited)

	2003	2002
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 590,000	$ 1,084,000
Average common shares outstanding	7,474,000	7,334,000
Basic Earnings Per Common Share	$ 0.08	$ 0.15

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 590,000	$ 1,084,000
Average common shares outstanding	7,474,000	7,334,000
Common shares issuable in respect to options issued to employees with a dilutive effect	43,000	9,000
Total diluted common shares outstanding	7,517,000	7,343,000
Diluted Earnings Per Common Share	$ 0.08	$ 0.15

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EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE NINE MONTHS ENDED OCTOBER 4, 2003 AND SEPTEMBER 28, 2002

(Unaudited)

	2003	2002
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 2,060,000	$ 2,989,000
Average common shares outstanding	7,416,000	7,331,000
Basic Earnings Per Common Share	$ 0.28	$ 0.41

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 2,060,000	$ 2,989,000
Average common shares outstanding	7,416,000	7,331,000
Common shares issuable in respect to options issued to employees with a dilutive effect	16,000	6,000
Total diluted common shares outstanding	7,432,000	7,337,000
Diluted Earnings Per Common Share	$ 0.28	$ 0.41

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